Exhibit 10.1

 SECOND AMENDMENT TO

EXTERRAN PARTNERS, L.P.

LONG-TERM INCENTIVE PLAN

SECTION 1. Amendment.  This Second Amendment (this “Second Amendment”) to Exterran Partners, L.P. Long-Term Incentive Plan, as amended through the date hereof (the “Plan”), has been adopted by Exterran GP LLC, a Delaware limited liability company (the “Company”), the general partner of Exterran General Partner, L.P., a Delaware limited partnership (the “General Partner”) which is the general partner of Exterran Partners, L.P., a Delaware limited partnership and formerly named Universal Compression Partners, L.P. (the “Partnership”).  This Amendment amends the Plan as follows:

(i)           Section 6(a) of the Plan is amended to add the following clause (iv):

“(iv) The terms of any Option grant may include the right of the Company,  the grantee or both as provided in the grant agreement relating thereto, in lieu of issuing or receiving (as the case may be) Units (or any portion thereof) upon an exercise of an Option to make or receive (as the case may be) a payment in cash equal to the Fair Market Value of the number of Units that would otherwise be issued upon exercise of such Option (or any portion thereof) less the exercise price thereof and any amounts the Company or any of its Affiliates may require to meet its withholding obligations under such applicable law.”

SECTION 2. General.  Except for the provisions of the Plan that are expressly amended by this Second Amendment, the Plan shall remain in full force without change.

IN WITNESS WHEREOF, this Second Amendment has been duly executed by the Company as of October 28, 2008.

EXTERRAN GP LLC

By:           /s/ DANIEL K. SCHLANGER
Name: Daniel K. Schlanger
Title:   Senior Vice President, Chief
Financial Officer and Director